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As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-32946

P R O S P E C T U S    S U P P L E M E N T
(To prospectus dated November 14, 2002)

6,854,080 Shares

Common Stock

        All of the shares of iStar Financial common stock are being offered by the selling stockholder identified in this prospectus supplement. iStar Financial will not receive any of the proceeds from the offering.

        Our common stock trades on the New York Stock Exchange under the symbol "SFI." The last reported sale price of our common stock on May 12, 2003 was $30.40 per share.

        Investing in our common stock involves risks that are described in the Risk Factors section beginning on page S-3 of this prospectus supplement and page four of the accompanying prospectus.

        The underwriter has agreed to purchase the shares from the selling stockholder for $29.46 per share. The proceeds to the selling stockholder from the sale will be $201,921,197, before payment of expenses by the selling stockholder. See "Underwriting."

        The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The common stock will be ready for delivery on or about May 16, 2003.

Merrill Lynch & Co.

The date of this prospectus supplement is May 13, 2003.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus supplement and the accompanying prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

ii

iSTAR FINANCIAL INC.

        We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus supplement or the accompanying propspectus. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

RECENT DEVELOPMENTS

        Adjusted earnings allocable to common shareholders for the first quarter of 2003 were $78.8 million on a diluted basis, compared to $65.7 million for the first quarter of 2002. Net income allocable to common shareholders for the quarter ended March 31, 2003 was $58.2 million, compared to $47.9 million for the first quarter of 2002. Net investment income for the quarter ended March 31, 2003 increased to a record $87.1 million, up 30% from $66.9 million for the first quarter of 2002. Net investment income represents interest income, operating lease revenue and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets. For a discussion of how we compute adjusted earnings, including a reconciliation to net income, see the table below.

        During the first quarter of 2003, we closed 16 new financing commitments for a total of $383.2 million, of which $347.2 million was funded during the quarter. In addition, we funded $7.2 million under three pre-existing commitments and received $114.0 million in principal repayments.

        During the first quarter of 2003, we issued $150.0 million aggregate principal amount of our 7.0% Senior Notes due 2008. We used the proceeds to retire, through an exchange, $144.2 million principal amount of our leading subsidiary's remarketable notes, as modified. The remaining proceeds were used by us for general corporate purposes.

        On May 8, 2003, we priced a private offering of asset-backed bonds under our proprietary match funding program, iStar Asset Receivables ("STARs"). The STARs Series 2003-1 offered bonds consist of 11 classes of investment-grade securities and we expect to receive approximately $646 million of gross proceeds from the offering. The STARs Series 2003-1 bonds create match funded term financing for approximately $739 million of our structured finance and corporate tenant lease assets. The weighted average interest rate on the offered bonds, expressed on a floating-rate basis, is approximately LIBOR +47 basis points. The offering is expected to close on or about May 21, 2003 and is subject to customary closing conditions. We will use the net proceeds from the offering to repay outstanding borrowings under our credit facilities.

        The results of our first quarter 2003 are preliminary and unaudited. The results of our first quarter 2002 are unaudited.

Adjusted Earnings

        Adjusted earnings represents net income to common shareholders computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for unconsolidated partnerships and joint ventures reflect our share of adjusted earnings calculated on the same basis.

        We believe that to facilitate a clear understanding of our historical operating results, adjusted earnings should be examined in conjunction with net income as shown in our Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs or available for distribution to our shareholders. Our management believes that adjusted earnings more closely approximates operating cash flow and is a useful measure for investors to consider, in conjunction with net income and other GAAP measures, in evaluating our financial performance. This is primarily because we are a commercial finance company that focuses on real estate lending and corporate tenant leasing; therefore, our net income (determined in accordance with GAAP) reflects significant non-cash depreciation expense on corporate tenant lease assets. It should be noted that our manner of calculating adjusted earnings may differ from the calculation of similarly-titled measures by other companies.

	Three Months Ended March 31,
	2003	2002
	(Unaudited) (In thousands)
Adjusted earnings:
Net income allocable to common shareholders and HPU holders(1)	$58,726	$47,884
Add: Joint venture income	249	249
Add: Depreciation	13,272	10,653
Add: Joint venture depreciation and amortization	1,012	1,217
Add: Amortization of deferred financing costs	6,451	5,735
Less: Gains from discontinued operations	(264)	—

Adjusted diluted earnings allocable to common shareholders and HPU holders(1)	$79,446	$65,738

Weighted average diluted common shares outstanding	101,582	90,063

Explanatory Note:

(1)
For the three months ended March 31, 2003 and 2002, adjusted diluted earnings allocable to common shareholders and HPU holders includes $636 and $0, respectively, of adjusted earnings allocable to HPU holders.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing our common stock in the offering. You should carefully consider these risks, and the risks described under the corresponding heading beginning on page four of the accompanying prospectus, before purchasing our common stock in the offering. In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statements referred to in "Forward-Looking Statements."

We are Subject to Risks Relating to our Asset Concentration

        As of December 31, 2002, the average size of our lending and leasing investments was $27.9 million. No single investment represented more than 3.6% of our total revenues for the fiscal quarter ended December 31, 2002. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

Because We Must Distribute a Portion of our Income, We Will Continue to Need Additional Debt and/or Equity Capital to Grow

        We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our common stock dividends for the quarter ended December 31, 2002 represented approximately 74.1% of our cash flows provided by operating activities less preferred dividends for 2002.

Quarterly Results May Fluctuate and May Not Be Indicative of Future Quarterly Performance

        Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

USE OF PROCEEDS

        The selling stockholder will receive all of the proceeds from selling the common stock offered hereby. See "Selling Stockholder." We will not receive any of the proceeds from this offering.

SELLING STOCKHOLDER

        This prospectus supplement relates to the offer and sale for the account of the selling stockholder described below of an aggregate of 6,854,080 shares of common stock. The following chart shows the number of shares of common stock beneficially owned by the selling stockholder and the number of shares of common stock being offered hereby:

	Shares of Common Stock Owned Prior to the Offering			Shares of Common Stock Owned After the Offering
Selling Stockholder	Number of Shares	Percentage of Class	Shares Being Offered	Number of Shares	Percentage of Class
iWood, L.L.C.	6,854,080	6.91%	6,854,080	0	0%

        iWood, L.L.C. is a Delaware limited liability company formed solely for the purpose of selling shares of iStar Financial common stock contributed to iWood by certain beneficial owners of partnership interests in Starwood Opportunity Fund IV, L.P., also referred to as "SOFI-IV." SOFI-IV, through its affiliate, SOFI-IV SMT Holdings L.L.C., held 20.1 million shares of iStar Financial common stock prior to this offering. Prior to this offering, SOFI-IV SMT Holdings L.L.C. distributed 15.9 million of its 20.1 million iStar Financial shares to SOFI-IV which, in turn, distributed these shares in a pro rata distribution to SOFI-IV's partners. Of the 15.9 million shares distributed to SOFI-IV's partners, 6,854,080 were subsequently contributed to iWood to be sold in this offering.

        iWood is managed by entities that are controlled by Barry Sternlicht. Effective as of the closing of the offering, Jeffrey Dishner, Madison Grose, Merrick Kleeman and Barry Sternlicht will resign as directors of iStar Financial.

FEDERAL INCOME TAX CONSEQUENCES

        The following supplements the discussion contained in the accompanying prospectus under the heading "Material Federal Income Tax Consequences," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement, where applicable, the discussions contained in the corresponding headings of the accompanying prospectus.

Other Tax Considerations

        Tax Shelter Regulations.    If a stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your own tax advisors concerning any possible disclosure obligation with respect to the ownership or disposition of our stock, or transactions that might be undertaken directly or indirectly by iStar. Moreover, you should be aware that we and other participants in transactions involving us (including advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Possible Legislative Or Other Actions Affecting REITs.    On January 7, 2003, the Bush Administration released a proposal intended to eliminate one level of the federal "double taxation" that is currently imposed on corporate income for regular C corporations. Under this proposal, dividends from a regular C corporation would be excluded from a stockholder's federal taxable income to the extent that corporate income tax has been paid on the earnings from which the dividends are paid. If a REIT receives a dividend from a regular C corporation that has been subject to corporate income tax, the REIT could distribute or retain the dividend amount without additional federal income tax being imposed on the REIT or its stockholders. In its current form, legislation proposed in the Senate would generally allow stockholders to exclude from their taxable income up to $500 per year of dividend income, as well as a percentage of dividend income in excess of $500 per year. Legislation recently approved by the House of Representatives would reduce the rate at which stockholders are taxed on dividend income. In general, these legislative proposals would not benefit stockholders of REITs, except as noted above.

        REITs currently are tax-advantaged relative to regular C corporations because they are not subject to corporate-level federal income tax on income that they distribute to stockholders. The various legislative proposals, if enacted, could decrease the tax advantage of a REIT relative to a regular C corporation. It is not possible to predict which, if any, of these proposals (or other proposals) ultimately will be enacted, the form which they might take, and, if enacted, the effects they may have on the value of REIT shares.

UNDERWRITING

General

        Subject to the terms and conditions set forth in the underwriting agreement among Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, the selling stockholder and us, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder, 6,854,080 shares of common stock at $29.46 per share.

        According to the terms of the underwriting agreement, the underwriter will either purchase all of the shares or none of them.

        The underwriter will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriter. The underwriter may reject any order to purchase shares in whole or in part.

        The proceeds to the selling stockholder from the sale of the shares of common stock will be $201,921,197, before payment of expenses by the selling stockholder. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

        The expenses of the offering are estimated at $1,150,000, $150,000 of which are payable by us and $1,000,000 of which are payable by the selling stockholder.

        The distribution of the 6,854,080 shares of common stock by the underwriter may be effected from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of any shares of common stock hereby, the underwriter may be deemed to have received compensation from the selling stockholder equal to the difference between the amount received by the underwriter upon the sale of such common stock and the price at which the underwriter purchased such common stock from the selling stockholder. In addition, if the underwriter sells common stock to or through certain dealers, such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or any purchasers of common stock for whom they may act as agent. The underwriter may also receive compensation from the purchasers of common stock for whom it may act as agent.

        We and the selling stockholder have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act.

No Sales of Similar Securities

        Each of SOFI-IV SMT Holdings, L.L.C., iWood, Jay Sugarman, Jeffrey Dishner, Jonathan Eilian, Madison Grose, Merrick Kleeman and Barry Sternlicht has agreed not to sell or transfer any shares of common stock or to engage in certain hedging transactions with respect to the common stock for a period of 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, except in certain circumstances. In addition, limited partners of SOFI-IV holding 4.7 million shares of common stock distributed to them by SOFI-IV prior to this offering and not contributed to iWood have agreed not to sell or transfer any of these shares of common stock or to engage in certain hedging transactions with respect to these shares of common stock for a period of 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters, except in certain circumstances. SOFI-IV SMT Holdings, L.L.C., Jay Sugarman, Jeffrey Dishner, Madison Grose, Merrick Kleeman and Barry Sternlicht are permitted to include shares for sale in a public primary equity offering by us, subject to certain limitations.

Price Stabilization and Short Positions

        Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase shares of common stock. As an exception to these rules, the underwriter is permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

        If the underwriter creates a short position in the common stock in connection with this offering, i.e., the underwriter sells more shares of common stock than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing shares of common stock in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriter has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and the selling stockholder and its affiliates. The underwriter has received customary fees and commissions for these transactions.

LEGAL MATTERS

        The legality of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Clifford Chance US LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable, Baetjer and Howard, LLP with respect to certain matters of Maryland law.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

P R O S P E C T U S

iSTAR FINANCIAL INC.

66,295,537 SHARES OF COMMON STOCK
6,113,165 WARRANTS

        This prospectus relates to the offer and sale of up to 66,295,537 shares of our common stock (of which 8,558,294 are issuable upon exercise of warrants and options) and 6,113,165 warrants. These securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest, subject to compliance with agreements restricting sales by some of the securityholders. See "Participating Securityholders." The Company will not receive any of the proceeds from the sale of the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        An investment in the securities entails certain material risks and uncertainties that should be considered. See "RISK FACTORS" on page four of this prospectus.

November 14, 2002

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy or information statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect and copy reports, proxy or information statements and other information about us at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information about us and the securities, please see the registration statement and exhibits thereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Participating Securityholders sell all the securities being offered or this offering is otherwise terminated:

  1.
  Annual Report on Form 10-K for fiscal year ended December 31, 2001, as amended by the Form 10-K/A dated July 19, 2002.

  2.
  Current Reports on Form 8-K dated May 20, 2002, August 14, 2002, November 12, 2002 and November 14, 2002.

  3.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

  4.
  Definitive Proxy Statement dated April 12, 2002.

  5.
  The description of the shares of common stock contained in the Registration Statement on Form 8-A on October 5, 1999.

        You may request a copy of these filings, at no cost, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036; Attention: Investor Relations, telephone number 212-930-9400.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

        Except as the context may otherwise require, when we refer to "SFI," "the Company," "we," "us" or "our" in this prospectus, we mean iStar Financial Inc. and its predecessors, consolidated subsidiaries and joint ventures.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the company's actual results, performances or achievements to be materially different from the forward- looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

  1.
  The success or failure of our efforts to implement our current business strategy.

  2.
  Economic conditions generally and in the commercial finance and real estate markets specifically.

  3.
  The performance and financial condition of borrowers and tenants.

  4.
  The actions of our competitors and our ability to respond to those actions.

  5.
  The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

  6.
  Changes in governmental regulations, tax rates and similar matters.

  7.
  Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

  8.
  Other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

THE COMPANY

        We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. We seek to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is istarfinancial.com. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

RISK FACTORS

        This section describes the most material risks of purchasing our common stock. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated by reference, before purchasing any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

We Are Subject To Risks Relating To Our Lending Business.

We may suffer a loss if a borrower defaults on a non-recourse loan or on a loan that is not secured by underlying real estate.

        In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate asset securing the loan. For this purpose, we consider loans made to special purpose entities formed solely for the purpose of holding and financing particular assets to be non-recourse loans. If the underlying asset value is below the loan amount, we will suffer a loss. Conversely, we sometimes make loan investments that are unsecured or are secured by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those secured lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate.

        In the cases described above, we may lack control over the underlying asset securing our loan or the underlying assets of the borrower prior to a default, and, as a result, their value may be reduced by acts or omissions by owners or managers of the assets. As of September 30, 2002, 81.8% of our loans are non-recourse, based upon the gross carrying value of our loan assets, and 6.5% of our total investments, based on gross carrying value, consist of loans that are unsecured or secured by equity interests in the borrowing entity.

We may suffer a loss in the event of a default or bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan.

        If a borrower defaults on our loan but does not have sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy our loan. In addition, certain of our loans are subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt. Where debt senior to our loans exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We are subject to the risk that provisions of our loan agreements may be unenforceable.

        Our rights and obligations with respect to our loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be adversely affected.

We are subject to the risks associated with loan participations, such as less than full control rights.

        Some of our assets are participating interests in loans in which we share the rights, obligations and benefits of the loan with other participating lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of a default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We Are Subject To Risks Relating To Our Corporate Tenant Lease Business.

Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

        Lease expirations, lease defaults and lease terminations may result in reduced revenues if the lease payments received from replacement corporate tenants are less than the lease payments received from the expiring, defaulting or terminating corporate tenants. In addition, lease defaults by one or more significant corporate tenants, lease terminations by corporate tenants following events of casualty or takings by eminent domain, or the failure of corporate tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with no revenue from a facility and to incur substantial capital expenditures in order to obtain replacement corporate tenants.

        As of September 30, 2002, 13.0% of our annualized total revenues for the quarter ended September 30, 2002 were derived from our five largest corporate tenant customers. As of September 30, 2002, the percentage of our revenues (based on total revenues for the quarter ended September 30, 2002, annualized) that are subject to expiring leases during each year from 2002 through 2006 is as follows:

2002	0.9%
2003	2.5%
2004	4.4%
2005	3.4%
2006	5.6%

We may need to make significant capital improvements to our corporate facilities in order to remain competitive.

        Our corporate facilities may face competition from newer, more updated facilities. In order to remain competitive, we may need to make significant capital improvements to our existing corporate facilities. In addition, in the event we need to re-lease a corporate facility, we may need to make significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings. The costs of these improvements could adversely affect our financial performance.

Our ownership interests in corporate facilities are illiquid, hindering our ability to mitigate a loss.

        Since our ownership interests in corporate facilities are illiquid, we may lack the necessary flexibility to vary our investment strategy promptly to respond to changes in market conditions. In addition, if we have to foreclose on an asset or if we desire to sell it in an effort to recover or mitigate a loss, we may be unable to do so at all, or only at a discount.

We Are Subject To Risks Relating To Our Asset Concentration.

        As of September 30, 2002, the average size of our lending and leasing investments was $28.0 million. No single investment represented more than 3.7% of our total revenues for the fiscal quarter ended September 30, 2002. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

Because We Must Distribute A Portion Of Our Income, We Will Continue To Need Additional Debt and/or Equity Capital To Grow.

        We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our common stock dividends for the quarter ended September 30, 2002 represented approximately 78.8% of our adjusted earnings for that quarter.

Our Growth Is Dependent On Leverage, Which May Create Other Risks.

        Our success is dependent, in part, upon our ability to grow our assets through the use of leverage. We currently intend to leverage iStar Financial primarily through secured and unsecured borrowings. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings. As of September 30, 2002, our debt-to-book equity ratio was 1.8x and our total debt obligations outstanding were approximately $3.39 billion. Our charter does not limit the amount of indebtedness which we may incur. While our publicly-announced policy is not to exceed a debt-to-book equity ratio of 2.0x, our Board of Directors has overall responsibility for our financing strategy, and they may change our strategy without stockholder approval. If our Board of Directors decided to increase our leverage, it could lead to reduced or negative cash flow and reduced liquidity.

        The percentage of leverage used will vary depending on our estimate of the stability of iStar Financial's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets originated, we may reduce the amount of our leverage.

        Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will incur leverage only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

        We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

We Utilize Interest Rate Hedging Arrangements Which May Adversely Affect Our Borrowing Cost And Expose Us To Other Risks.

        We have variable rate lending assets and variable rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, we earn more on our variable rate lending assets and pay more on our variable rate debt obligations and, conversely, as interest rates decrease, we earn less on our variable rate lending assets and pay less on our variable rate debt obligations. When our variable rate debt obligations exceed our variable rate lending assets, we utilize derivative instruments to limit the impact of changing interest rates on our net income. We do not use derivative instruments to hedge assets or for speculative purposes. The derivatives instruments we use are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable rate debt obligations to fixed rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable rate debt obligations.

        The primary risks from our use of derivative instruments is the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. As a matter of policy, we enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A/A2" by Standard & Poor's and Moody's Investors Service, respectively. Our hedging strategy is monitored by our Audit Committee on behalf of our Board of Directors and may be changed by the Board of Directors without stockholder approval.

        Developing an effective strategy for dealing with movements in interest rates is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition.

We Face A Risk Of Liability Under Environmental Laws.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

Certain Provisions In Our Charter May Inhibit A Change In Control.

        Generally, to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of the outstanding shares of stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the securityholders.

        Our Board of Directors is divided into two classes. Directors of each class are chosen for two-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control, even though a tender offer or change in control might be in the best interest of our securityholders Our charter authorizes our Board of Directors:

  1.
  To cause us to issue additional authorized but unissued shares of common or preferred stock.

  2.
  To classify or reclassify, in one or more series, any of our unissued preferred shares.

  3.
  To set the preferences, rights and other terms of any classified or reclassified securities that we issue.

Adverse Changes In General Economic Conditions Can Adversely Affect Our Business.

        Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values and, accordingly, our business.

We May Be Subject To Adverse Consequences If We Fail To Qualify As A Real Estate Investment Trust.

        We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an unqualified opinion of our legal counsel, Clifford Chance US LLP, that, based on the assumptions and representations described in "Material Federal Income Tax Consequences," our existing legal organization and our actual and proposed method of operation, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our actual and proposed operations. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on their review and analysis of existing law which includes no controlling precedents. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Material Federal Income Tax Consequences—Taxation of iStar Financial—General."

        If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Material Federal Income Tax Consequences."

        Even if we qualify as a real estate investment trust for federal income tax purposes, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Material Federal Income Tax Consequences—Taxation of iStar Financial—General."

Tax-Exempt Stockholders May Be Subject To Taxation.

        The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

  1.
  The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

  2.
  The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  3.
  The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") within the meaning of Section 860D of the Internal Revenue Code.

        Although we do not intend to invest a material amount of assets in REMICS, certain taxable income produced by REMIC residual interests may cause our stockholders to suffer certain adverse tax consequences. See "Material Federal Income Tax Consequences."

        If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a pension-held REIT at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

        We do not expect that we will be a pension-held REIT. However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a pension-held REIT in the future.

        If we were to become a pension-held REIT in the future and were to originate investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning 10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a pension-held REIT, certain amounts received by a stockholder that is a tax-exempt entity may be treated as UBTI. See "Material Federal Income Tax Consequences."

SOFI-IV SMT Holdings, L.L.C. Is A Significant Stockholder.

        SOFI-IV SMT Holdings, L.L.C. beneficially owns 26.2% of our outstanding common stock. Four of the 16 members of our Board of Directors are employed by an affiliate of SOFI-IV SMT Holdings, L.L.C. and own interests in SOFI-IV SMT Holdings, L.L.C., as does our chairman and chief executive officer. As a result of its ownership interest, SOFI-IV SMT Holdings, L.L.C. will have significant influence over our affairs with respect to matters that require stockholder approval, and its interest may conflict with our interests and the interests of our other stockholders. For example, a decision by SOFI-IV SMT Holdings, L.L.C. to sell all or a significant portion of its common stock may adversely affect the market price of our common stock. In addition, SOFI-IV SMT Holdings, L.L.C. might elect to vote its shares against a proposed business combination transaction, thereby making it significantly more difficult to obtain the requisite stockholder approval for such a transaction. In addition, members of our Board of Directors, including Jay Sugarman, Barry S. Sternlicht, Jeffrey G. Dishner, Madison F. Grose and Merrick R. Kleeman, have relationships with SOFI-IV SMT Holdings, L.L.C. and may be faced with decisions which could create, or appear to create, potential conflicts of interest.

Future Sales Of Our Common Stock By SOFI-IV SMT Holdings, L.L.C. Could Adversely Affect Our Stock Price.

        If SOFI-IV SMT Holdings, L.L.C. were to sell a substantial number of the shares of our common stock, the prevailing market prices for our common stock could be adversely affected. SOFI-IV SMT Holdings, L.L.C. has pledged 22,500,000 shares of common stock owned by it under a $150.0 million margin loan that is fully recourse to SOFI-IV SMT Holdings, L.L.C. A portion of the shares pledged under the margin loan will be released by the lender at or prior to the sale of such shares. In the event that SOFI-IV SMT Holdings, L.L.C. were to default in the performance of its obligations under that loan, the lender could foreclose upon those pledged shares and sell them in the open market at any time. The initial term of Starwood Opportunity Fund IV, L.P. (the entity which owns SOFI-IV SMT Holdings, L.L.C.) expires on February 27, 2005, but may be extended by the general partner with the consent of its advisory committee for up to two additional one-year periods. Unless Starwood Opportunity Fund IV, L.P. is able to extend its terms, it will have to begin, on February 27, 2005, distributing its investments to its investors, selling its investments to third parties, or a combination of the two. Any such sales or distributions could adversely affect the prevailing market prices for our common stock.

Our Board Of Directors May Change Certain Of Our Policies Without Stockholder Approval.

        Our charter provides that our primary purpose is to invest in a diversified portfolio of debt and debt-like interests in real estate and real estate related assets, although it does not set forth specific percentages of the types of investments we may make. Our Board of Directors determines our investment policies, as well as our financing and conflicts of interest policies. Although the Board of Directors has no present intention to do so, it can amend, revise or eliminate these policies at any time and from time to time at its discretion without a vote of the stockholders. A change in these policies could adversely affect our financial condition or results of operations or the market price of our common stock.

A Portion Of The Dividends We Distribute May Be Deemed A Return Of Capital For Federal Income Tax Purposes.

        The amount of dividends we distribute to our common stockholders in a given quarter may not correspond to our taxable income for such quarter. Consequently, a portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes, and will not be taxable but will reduce stockholders' basis in the underlying common stock. For the year ended December 31, 2001, the percentage of our dividend payments made to common stockholders that was treated as a return of capital was 9.45%.

Quarterly Results May Fluctuate And May Not Be Indicative Of Future Quarterly Performance.

        Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

USE OF PROCEEDS

        The Participating Securityholders shall receive all of the proceeds from selling the Securities offered hereby. See "Participating Securityholders." The Company will not receive any of the proceeds.

COMMON STOCK PRICE AND DIVIDEND PERFORMANCE

        Our common stock is listed on the New York Stock Exchange under the symbol "SFI." The high and low sales prices per share and the dividends paid or declared by us on our common stock are each set forth below for the quarters indicated.

	Price Range of Our Common Stock
Quarterly Period Ended
	High	Low	Dividend/Share
2000:
March 31, 2000	$18.7500	$16.6250	$0.60
June 30, 2000	$20.9375	$17.3750	$0.60
September 30, 2000	$22.4375	$20.2500	$0.60
December 31, 2000	$21.6250	$19.0625	$0.60
2001:
March 31, 2001	$25.7000	$19.1875	$0.6125
June 30, 2001	$28.2000	$22.7400	$0.6125
September 30, 2001	$28.4600	$22.4900	$0.6125
December 31, 2001	$26.0500	$23.0100	$0.6125
2002:
March 31, 2002	$28.9000	$24.5900	$0.63
June 30, 2002	$31.4500	$28.5000	$0.63
September 30, 2002	$29.5500	$25.3000	$0.63
Through November 14, 2002	$28.4000	$25.9000

PARTICIPATING SECURITYHOLDERS

        This prospectus relates to the offer and sale for the account of the Participating Securityholders from time to time of an aggregate of up to 66,295,537 shares of common stock and up to 6,113,165 warrants, as adjusted. There is no assurance that the Participating Securityholders will sell any or all of the shares of common stock, warrants or options.

        Some of the Participating Securityholders are parties to agreements that restrict their ability to sell shares of common stock even though those shares of common stock have been registered with the SEC. In connection with the acquisition of the Leasing Subsidiary, each of SOFI-IV SMT Holdings, L.L.C., Starwood Mezzanine Investors, L.P. and B Holdings, L.L.C. executed lock-up agreements in which they agreed, subject to customary exceptions (including pledges to lenders):

  1.
  Not to transfer or encumber any shares of common stock during the first six months after November 4, 1999 (the closing date of the acquisition), other than 5% of such holdings that may be transferred in any manner, 20% that may be transferred in connection with public offerings by us and 30% that may be transferred in off-market transactions (all shares of common stock transferred under any exemption also counting against the amount transferable under the other two exemptions).

  2.
  Not to transfer or encumber any shares of common stock during the second six months after the closing of the acquisition, other than one third of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

  3.
  Not to transfer or encumber any of our shares of common stock during the third six months after the closing of the acquisition, other than two thirds of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

  4.
  Not to liquidate, dissolve or make distributions of the shares of common stock in respect of such stockholder's equity interest unless all persons or entities receiving the shares of common stock execute deeds of adherence to its lock-up agreement.

        The following charts show, according to our records as of February 29, 2000, the number of shares of common stock and warrants beneficially owned by the Participating Securityholders and the number of shares of common stock and warrants being offered hereby:

Participating Securityholder	Number of Shares	Percentage of Class(1)	Shares Being Offered
	Shares of Common Stock Owned Prior to the Offering
SOFI-IV SMT Holdings, L.L.C. and its direct and indirect partners	41,854,934	48.4%	41,854,934
Starwood Mezzanine Investors, L.P. and its direct and indirect partners	10,962,886	12.7%	10,962,886
Lazard Freres Real Estate Fund II, L.P.(2)	3,031,519	3.5%	3,031,519
Lazard Freres Real Estate Offshore Fund II, L.P.(2)	1,916,999	2.2%	1,916,999
Starwood Financial Advisors, L.L.C. and its transferees(3)	1,689,988	2.0%	1,689,988
Barry S. Sternlicht	1,536,887	1.8%	1,536,887
Jay Sugarman(4)	1,284,712	1.5%	1,284,712
LF Offshore Investment L.P.(2)	1,164,647	1.3%	1,164,647
New York Financial Advisors, L.L.C. and its transferees(3)	764,266	*	764,265
Jonathan Eilian(5)	559,598	*	559,598
B Holdings, L.L.C. and its direct and indirect partners	545,518	*	545,518
Merrick R. Kleeman(6)	484,054	*	484,054
Spencer B. Haber(7)	567,288	*	567,288
Jeffrey G. Dishner(8)	388,200	*	388,200
W9/Reit Holdings Two, Inc. and its direct and indirect partners and shareholders	350,746	*	350,746
Madison F. Grose(9)	276,376	*	276,376
Jerome C. Silvey(10)	160,079	*	160,079
Roger M. Cozzi(11)	122,300	*	122,300
James Babb(12)	79,726	*	79,726
Ellis Rinaldi(13)	78,019	*	78,019
Jeffrey Rosenthal(14)	71,225	*	71,225
Starwood Capital Group, L.L.C. and its direct and indirect partners	8,000	*	8,000
* Less than one percent.

(1)
Based on 86,565,672 shares of common stock outstanding on August 31, 2001 (including shares that may have been repurchased).

(2)
The shares owned by these securityholders are issuable upon the exercise of the warrants at an original exercise price of $35.00 per share, subject to anti-dilution adjustments. The warrants expire on December 15, 2005.

(3)
The shares owned by this securityholder and its transferees are issuable upon the exercise of options at an original exercise price of $15.00 per share, subject to antidilution adjustments. The options expire on March 13, 2008.

(4)
Includes shares issuable upon the exercise of options to purchase 509,510 shares of common stock.

(5)
Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(6)
Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(7)
Includes shares issuable upon the exercise of options to purchase 152,853 shares of common stock.

(8)
Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(9)
Includes shares issuable upon the exercise of options to purchase 84,595 shares of common stock.

(10)
Includes shares issuable upon the exercise of options to purchase 50,951 shares of common stock.

(11)
Includes shares issuable upon the exercise of options to purchase 42,460 shares of common stock.

(12)
Includes shares issuable upon the exercise of options to purchase 42,460 shares of common stock.

(13)
Includes shares issuable upon the exercise of options to purchase 40,761 shares of common stock.

(14)
Includes shares issuable upon the exercise of options to purchase 41,950 shares of common stock.

	Warrants Owned Prior to the Offering
Participating Securityholder	Number of Warrants	Percentage of Class	Warrants Being Offered
Lazard Freres Real Estate Fund II, L.P.	3,031,519	49.6%	3,031,519
Lazard Freres Real Estate Offshore Fund II, L.P.	1,916,999	31.4%	1,916,999
LF Offshore Investment L.P.	1,164,647	19.1%	1,164,647

        Because each of the Participating Securityholders may offer all or some of the securities pursuant to the offering made hereby, no estimate can be given as to the number of the securities that will be held by the Participating Securityholders after completion of the offering.

        We have prepared this prospectus to meet our obligations under certain agreements with the Participating Securityholders.

        On December 15, 1998, SFT sold 4,400,000 Series A Preferred Shares of beneficial interest and warrants to purchase 6,000,000 Class A Shares of beneficial interest pursuant to a Securities Purchase Agreement, dated as of December 15, 1998, by and among the Company, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership ("Fund II"), Lazard Freres Real Estate Offshore Fund II, L.P., a Delaware limited partnership (the "Offshore Fund"), and LF Mortgage REIT, a Maryland real estate investment trust (the "Lazard Transaction"). Effective as of March 30, 1999, the Offshore Fund assigned warrants to purchase 1,143,088 Class A Shares of beneficial interest to LF Offshore Investment ("LF Offshore", and together with Fund II and the Offshore Fund, the "Lazard Investors"). The warrants, which were assumed by the Company in its merger with SFT, and are now exercisable for a total of 6,113,165 shares of common stock at an aggregate price of $210 million, became exercisable on December 15, 1999 subject to anti-dilution adjustments, and expire on December 15, 2005.

        Pursuant to an Investor Rights Agreement dated December 15, 1998 with the Lazard Investors and other parties named therein (the "Lazard Rights Agreement"), we are required to use our best efforts to file a registration statement covering the warrants and the shares of common stock issuable upon exercise of the warrants.

        On May 29, 1998, TriNet entered into the Amended and Restated Limited Liability Company Operating Agreement of W/9 TriNet Poydras, LLC with W9/Reit Holdings Two, Inc., Stone Street W9/TriNet Corp., Stone Street Real Estate Fund 1998, L.P. and Bridge Street Real Estate Fund 1998, L.P. (the "Whitehall Parties") in connection with a venture that owns real property in New Orleans, Louisiana. Pursuant to the agreement, the Whitehall Parties were given the option to exchange their interests in the venture for common stock of TriNet upon any change of control of TriNet. This option became exercisable upon our merger with TriNet and the Whitehall Parties delivered notice of their desire to exchange on November 12, 1999. We issued 350,746 shares of common stock to the Whitehall Parties pursuant to the notice.

        Pursuant to a Registration Rights Agreement, dated March 16, 1998 between TriNet and the Whitehall Parties (the "Whitehall Rights Agreement"), which we assumed in the TriNet merger, we are required to file a registration statement on Form S-3 with respect to the shares of common stock held by the Whitehall Parties.

        The shares of common stock held by the Starwood Affiliates were acquired in a contribution transaction in March 1998 (the "Recapitalization"). The Starwood Affiliates are parties to a Registration Rights Agreement, dated March 13, 1998 (the "Affiliate Rights Agreement"), pursuant to which we are required to register the shares of common stock for resale by the Starwood Affiliates and their limited partners on a registration statement maintained with the SEC until such time as the Starwood Affiliates and their limited partners no longer own any shares of common stock.

        The shares of common stock held by the directors and officers and Starwood Capital were acquired: (1) through the Advisor Transaction; (2) through open market purchases; (3) through option grants; and (4) from distributions of the Starwood Affiliates and other affiliates. We are required to register the shares of common stock acquired pursuant to the Advisor Transaction pursuant to an Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999 (the "Advisor Agreement").

        In addition, in each of the Lazard Rights Agreement, the Whitehall Rights Agreement, the Affiliate Rights Agreement and the Advisor Agreement, we have agreed to indemnify the Participating Securityholders and any broker or dealer to or through whom any of the securities are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments a Selling Securityholder may be required to make in respect thereof.

CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND
THE PARTICIPATING SECURITYHOLDERS

        We have not had any material relationship with any of the Participating Securityholders since January 1, 1997, other than as set forth in this Section or under "Participating Securityholders."

        Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian, Grose and Kleeman, each of whom is a director and/or executive officer of the Company, received shares of common stock in the Advisor Transaction in exchange for their interests in our external advisor.

        Each of Messrs. Sternlicht, Sugarman, Dishner, Eilian, Grose and Kleeman has a direct or indirect economic interest in each of the Starwood Affiliates.

        On December 15, 1998, we purchased $248.5 million in mortgage and mezzanine loans from affiliates of the Lazard Investors. Pursuant to the Lazard Rights Agreement, the Lazard Investors are entitled to appoint one director to our Board of Directors as long as the Lazard Investors and certain of their affiliates are not "Competitors" (as defined in the Lazard Rights Agreement).

        On June 18, 1998, SFT granted options to purchase 2,493,842 Class A Shares of beneficial interest to Starwood Financial Advisors, L.L.C. (the "Advisor"), which we assumed in the merger with SFT.

Pursuant to the Advisor Transaction, the Advisor became our subsidiary. Because of certain distributions by the Advisor and New York Financial Advisors, L.L.C. ("NYFA") and anti-dilution adjustments resulting from the share dividend issued in November 1999, the Advisor and its grantees currently possess options to purchase 1,689,723 shares of common stock and NYFA and its grantees possess options to purchase 764,145 shares of common stock.

        Mezzanine acquired 83,333 Class A Shares of beneficial interest of SFT for $6.00 a share on January 22, 1997 upon exercise of its rights under a warrant SFT had previously granted. In addition, SFT paid Mezzanine $25.5 million in cash and issued 25,857,999 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets and issued Mezzanine 761,490 Class A Shares of beneficial interest of SFT in exchange for 4,568,944 units in APMT Limited Partnership on March 18, 1998.

        On March 18, 1998, Starwood Opportunity Fund IV, L.P., the sole member of SOFI-IV SMT was paid $324.3 million in cash and SOFI-IV SMT was issued 41,179,131 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets.

PLAN OF DISTRIBUTION

        We are registering the securities on behalf of the Participating Securityholders and we will bear all costs, expenses and fees in connection with the registration of the securities. As used herein, "Participating Securityholder" includes donees and pledgees selling securities received from a named Participating Securityholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the Participating Securityholders. Except as may be set forth in any prospectus supplement, the Participating Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Participating Securityholders.

        The Participating Securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Participating Securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Participating Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Participating Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Participating Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Participating Securityholders are not expected to exceed normal selling expenses.

        Because Participating Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Participating Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Participating Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. The registration of the securities under the Securities Act shall not be deemed an admission by the Participating Securityholders or the Company that the Participating Securityholders are underwriters for purposes of the Securities Act of any securities offered pursuant to this prospectus.

        Upon the Company being notified by a Participating Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing: (1) the name of each such participating securityholder and of the participating broker-dealer(s); (2) the number of securities involved; (3) the price at which such securities were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction. In addition, upon the Company being notified by a Participating Securityholder that a donee or pledgee intends to sell more than 500 shares of common stock or warrants, a supplement to this prospectus will be filed.

        The securities may be sold or distributed in a variety of ways, including:

  1.
  Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

  2.
  Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

  3.
  Exchange distributions and/or secondary distributions in accordance with the rules of the NYSE.

  4.
  Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

  5.
  Sales in the over-the-counter market.

  6.
  Through short sales of securities.

  7.
  Pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the Participating Securityholders.

  8.
  Privately negotiated transactions.

        The Participating Securityholders may from time to time deliver all or a portion of the securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

        Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities offered by this prospectus may not simultaneously engage in market making activities with respect to the securities during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Participating Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101, 102, 103 and 104, which provisions may limit the timing of purchases and sales of securities by the Participating Securityholders.

        Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Participating Securityholder may devise, gift or otherwise transfer the securities by means not described herein, in which event such transfer will not be pursuant to this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

        We have 200,000,000 authorized shares of common stock, 89,932,507 of which (including shares that may have been repurchased) were issued and outstanding on September 30, 2002. All shares of our common stock currently outstanding are validly issued, fully paid and non-assessable. All shares of common stock issuable upon the exercise of warrants and options, when issued and paid for upon such exercise, will be validly issued, fully paid and non-assessable.

Voting Rights

        Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Our Board of Directors consists of two classes, each of which serves for a term of two years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares of common stock cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors standing for election at a stockholders' meeting.

Dividend Policy

        All shares of our common stock are entitled to participate ratably in dividends when and as declared by our Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, additional shares of our common stock or shares of another class of our stock. We have paid dividends to our stockholders in each of the last 11 quarters. See "Common Stock Price and Dividend Performance."

Miscellaneous Rights and Provisions

        Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities.

Description of Warrants

        The following is a brief summary of certain provisions of the warrants. This summary is not complete and is qualified in all respects by reference to the warrants. Copies of the warrants have been filed as exhibits to the registration statement. We have 6,000,000 warrants issued and outstanding. The warrants expire December 15, 2005 and are not redeemable, in whole or in part.

Exercise Price and Terms

        The warrants entitle the registered holders thereof to purchase an aggregate of 6,113,165 shares of common stock at an aggregate exercise price of $210 million subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to our secretary, with the subscription form on the warrant properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire December 15, 2005. No fractional shares of common stock will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

Adjustments

        The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including:

  1.
  Stock dividends.

  2.
  Stock splits.

  3.
  Combinations or reclassifications of the common stock.

  4.
  Mergers or reorganizations.

        Pursuant to a one million share dividend issued to our stockholders on November 3, 1999, the warrants have been adjusted and are now exercisable for 6,113,165 shares of common stock. There have been no other events requiring an adjustment to the warrants.

Transfer, Exchange and Exercise

        The warrants are in registered form and may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

Warrant Holder Not a Stockholder

        The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES ANTICIPATED TO BE MATERIAL TO AN INVESTOR IN iSTAR FINANCIAL. THIS SUMMARY IS BASED ON CURRENT LAW. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN iSTAR FINANCIAL MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "—TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "—TAXATION OF NON-U.S. STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

        The information in this summary is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF: (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation Of iStar Financial—General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code and we intend to continue to be organized in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        In the opinion of Clifford Chance US LLP, commencing with our taxable year ending December 31, 1998, iStar Financial was organized and had operated in conformity with the requirements for qualification as a REIT, and its present and proposed method of operation, as represented by iStar Financial, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our business and properties as set forth in this prospectus). The opinion is expressed as of its date and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "—Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge our eligibility for taxation as a REIT.

        The sections of the Internal Revenue Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        Provided we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

  •
  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on items of tax preference, if any.

  •
  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to: (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test; multiplied by (2) a fraction intended to reflect our profitability.

  •
  We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of: (1) 85% of our ordinary income for the year; (2) 95% of our real estate investment trust capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

  •
  If we acquire an asset from a corporation which is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within ten years, then under Treasury regulations not yet issued, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent: (1) the fair market value of the asset; exceeds (2) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

  •
  We will generally be subject to tax on the portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

Requirements For Qualification As A Real Estate Investment Trust

General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

  •
  that issues transferable shares or transferable certificates to its owners;

  •
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  •
  that is not a financial institution or an insurance company under the Internal Revenue Code;

  •
  that is owned by 100 or more persons;

  •
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities, during the last half of each year; and

  •
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a "look-through" exception for pension funds.

        Our Charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership Of A Partnership Interest

        The Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests described below.

Qualified REIT Subsidiaries

        A "qualified REIT subsidiary" is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

Income Tests

        We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of gross receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we made the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        We may make loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

        We may employ, to the extent consistent with the REIT provisions of the Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT provisions of the Code, such entities could elect to be taxed as real estate mortgage investment conduits or financial asset securitization investment trusts.

        Lease income we receive will qualify as "rents from real property" only if the following conditions are met:

  •
  the amount of lease income may not be based in whole or in part on the income or profits of any person. "Rents from real property" may, however, include lease income based on a fixed percentage of receipts or sales;

  •
  lease income received from a corporate tenant will not qualify as "rents from real property" if iStar Financial, or an actual or constructive owner of 10% or more of iStar Financial, actually or constructively owns 10% or more of such corporate tenant;

  •
  if lease income attributable to personal property leased in connection with a lease of real property is greater than 15% of the total lease income received under the lease, then the portion of lease income attributable to personal property will not qualify as "rents from real property"; and

  •
  to qualify as "rents from real property," we generally may not render services to corporate tenants of the property, other than through an independent contractor from whom we derive no revenue. We may, however, provide services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a de minimis amount of non-customary services. Finally, we may provide certain non-customary services to corporate tenants through a "taxable Company subsidiary," which is a taxable corporation wholly or partly owned by iStar Financial.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

  •
  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in "—Taxation of iStar Financial—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate (currently 35%). Foreclosure property means real property and related personal property that: (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property; and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Treasury regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Asset Tests

        At the close of each quarter of each year, we also must satisfy four tests relating to our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries. Fourth, of the investments included in the 25% asset class, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer (other than, with respect to the 10% value requirement, certain "straight debt" securities).

        We expect that any real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of "real estate assets." Mortgage loans will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

        We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of: (1) 90% of our "REIT taxable income"; and (2) 90% of our after tax net income, if any, from foreclosure property; minus (3) the sum of certain items of non-cash income. In general,"REIT taxable income" means taxable ordinary income without regard to the dividends paid deduction.

        We are required to distribute income in the taxable year in which it is earned, or in the following taxable year before we timely file our tax return if such dividend distributions are declared and paid on or before our first regular dividend payment. Except as provided in "—Taxation of Taxable U.S. Stockholders" below, these distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

        From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 90% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure To Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, distributions to our stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

        When we use the term "U.S. stockholders," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Return of capital distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we pay the dividend in January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated as net capital gain dividends will be taxable to our U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a maximum rate of 20% or 25% based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention Of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

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  include their proportionate share of our undistributed net capital gains in their taxable income;

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  receive a credit for their proportionate share of the tax paid by us; and

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  increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses And Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions Of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

        We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation Of Tax-Exempt Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

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  is described in Section 401(a) of the Internal Revenue Code;

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  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

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  holds more than 10%, by value, of the interests in the REIT.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

        A REIT is a "pension held REIT" if:

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  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

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  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

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  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

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  the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our Charter, we do not expect to be classified as a "pension-held REIT."

  Excess Inclusion Income:

        A portion of our net income attributable to assets financed through our STARs(SM) program (and, therefore, a portion of the dividends payable by us) may be treated as Excess Inclusion income from a REMIC residual interest, which may constitute unrelated business taxable income to a tax-exempt stockholder. These amounts have historically been immaterial and we expect that they will be immaterial in the future. Prospective stockholders should consult their own tax advisors regarding the federal income tax consequences to them of incurring Excess Inclusion income.

Taxation of Non-U.S. Stockholders

        The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

        PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to Non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. stockholder unless: (1) a lower treaty rate applies and any required form, such as IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the Non-U.S. stockholder with us; or (2) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to Non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of the our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of Non-U.S. stockholders.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. We are required to withhold 35% of any distribution that is designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the Non-U.S. stockholder's FIRPTA tax liability.

        Gain recognized by a Non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by Non-U.S. persons. Although we currently believe that we are a "domestically controlled REIT," because our stock is publicly traded, no assurance can be given that we are or will remain a "domestically controlled REIT." Even if we do not qualify as a "domestically controlled REIT," a Non-U.S. stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established securities market. If we did not qualify as a domestically controlled REIT and a Non-U.S. stockholder does not qualify for the above exception, amounts realized by such Non-U.S. stockholder upon a sale of our stock generally would be subject to withholding under FIRPTA at a rate of 10%.

        Gain not subject to FIRPTA will be taxable to a Non-U.S. stockholder if: (1) the Non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (2) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations).

State, Local And Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative Or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

LEGAL MATTERS

        Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the shares.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of iStar Financial Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

6,854,080 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

Merrill Lynch & Co.
May 13, 2003

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
iSTAR FINANCIAL INC.
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
iSTAR FINANCIAL INC. 66,295,537 SHARES OF COMMON STOCK 6,113,165 WARRANTS
November 14, 2002
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
COMMON STOCK PRICE AND DIVIDEND PERFORMANCE
PARTICIPATING SECURITYHOLDERS
CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND THE PARTICIPATING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES TO BE REGISTERED
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS